UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2025
SWEETGREEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41069	27-1159215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3102 36th Street Los Angeles, CA	90018
(Address of principal executive offices)	(Zip Code)
(323) 990-7040
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	SG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2025, Sweetgreen, Inc. (the “Company”) announced the appointment of Jason Cochran as the Company’s Chief Operating Officer, effective May 5, 2024 (“the “Effective Date”). In this role, Mr. Cochran will oversee Field Operations and Operations Services and Innovation and will report directly to the Company’s Co-Founder and Chief Executive Officer, Jonathan Neman.

Mr. Cochran, age 57, previously served as the Chief Executive Officer and a member of the Board of Directors of American West Restaurant Group from September 2022 to April 2025. From October 2018 to August 2022, he served as the Vice President of Operations Services at Chipotle Mexican Grill. Prior to that, Mr. Cochran held several senior leadership roles at GameStop from 2003 to 2018, including Senior Vice President of U.S. Stores and Senior Vice President of Pre-Owned Merchandising and Marketing.

In connection with his appointment, the Company entered into an agreement with Mr. Cochran setting forth the terms of his employment, effective upon the Effective Date. Pursuant to that agreement, Mr. Cochran will receive an annual base salary of $500,000, and will be eligible for an annual discretionary bonus with a target amount equal to 75% of his annual base salary based on the achievement of certain corporate and/or individual objectives and milestones that are determined by the Board of Directors (the “Board”) of the Company or the Compensation Committee of the Board (the “Compensation Committee”). Additionally, the agreement states that, subject to the approval of the Board or the Compensation Committee, Mr. Cochran will receive a new hire equity grant consisting of (i) an option to purchase 250,000 shares of Class A Common Stock of the Company and (ii) an award of restricted stock units covering 100,000 shares of Class A Common Stock of the Company (collectively, the “Equity Awards”) subject to the terms of the Company’s 2021 Equity Incentive Plan. The Equity Awards will be subject to vesting over a four-year period, subject to Mr. Cochran’s continuous service with the Company, with 25% of the Equity Awards vesting on the first anniversary of the vesting commencement date and the remainder vesting thereafter in 12 equal quarterly installments. As a signing bonus, Mr. Cochran will also receive a one-time payment in the amount of $50,000, which will be paid by the Company within 30 days following the Effective Date. The agreement further provides that Mr. Cochran will be entitled to receive certain severance benefits in the event his employment is terminated by the Company without cause or if he resigns for good reason, provided he remains in compliance with the terms of the agreement, and conditioned upon Mr. Cochran signing and not revoking a separation agreement and release of claims.

There are no arrangements or understandings between Mr. Cochran and any other persons pursuant to which he was selected as the Company’s Chief Operating Officer. There are also no family relationships between Mr. Cochran and any directors or executive officers of the Company, and Mr. Cochran is not a party to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K. We also anticipate that Mr. Cochran will enter into the Company’s standard form of indemnification agreement between the Company and its directors and executive officers.

Item 7.01 Regulation FD Disclosure.

On April 29, 2025, the Company issued a press release announcing Mr. Cochran’s appointment as discussed in Item 5.02. A copy of the press release issued in connection with this announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and the related information in Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
99.1	Sweetgreen Appoints Jason Cochran as Chief Operating Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWEETGREEN, INC.

Dated: April 29, 2025	By:	/s/ Mitch Reback
Mitch Reback
Chief Financial Officer